EXHIBIT 2.8

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made as of August 16, 2006, by and among Cyber Merchants Exchange, Inc., a California corporation ("Cyber"), KI Equity Partners II, LLC, a Delaware limited liability company (“KI Equity”), which owns the majority of the outstanding shares of common stock of Cyber prior to Closing, Infosmart Group, Limited, a corporation organized in the British Virgin Islands ("Company"), the persons listed on the signature pages hereto as the holders of the shares of Series A Preferred Stock issued in connection with the Exchange Agreement (the “Shareholders”), and Richardson Patel LLP (the “Escrow Agent”). All of the aforementioned are also referred to individually herein as a “Party” and collectively herein as the “Parties.”

PRELIMINARY STATEMENTS

A.    Each of the Parties, other than the Escrow Agent, have entered into that certain Exchange Agreement dated as of July 7, 2006, and amended as of August 14, 2006 (the “Exchange Agreement”), a copy of which has been delivered to the Escrow Agent, pursuant to which the Shareholders shall contribute, transfer, assign and deliver to Cyber, and Cyber shall acquire from the Shareholders, the outstanding shares of capital stock of the Company owned by the Shareholders (“Shares”) and Cyber shall issue to the Shareholders 1,000,000 shares of Series A Convertible Preferred Stock, no par value per share, of Cyber (the "Preferred Shares"), which shall be convertible into 116,721,360 shares of Cyber Common Stock (the “Conversion Shares”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in the Exchange Agreement.

B.    As set forth in the Exchange Agreement, the parties desire that the Shares, the Preferred Shares, and the signed resignations of all of the then current officers and directors of Cyber (after the Transaction) (“Resignations”) together with a written consent action of all of the then current directors appointing Kevin R. Keating as the sole director of Cyber (“Consent”) be placed in escrow with the Escrow Agent and the parties desire to enter into this Escrow Agreement to set forth the terms of the escrow arrangement.

C.    Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.    The Escrow.

1.1    Escrow Documents. At the Closing, the certificates representing the Preferred Shares shall be delivered by Cyber to the Escrow Agent and the certificates representing the Shares shall be delivered by the Shareholders and the Company to the Escrow Agent, and immediately following the Closing, the newly appointed directors and officers of Cyber shall deliver to the Escrow Agent the Resignations and the Consent (all of the foregoing documents, the “Escrow Documents”).

1.2    Escrow Period. Subject to the following requirements, the Escrow Documents shall be retained by the Escrow Agent for the period (the "Escrow Period") beginning at the Closing until the earlier of (a) the receipt by the Escrow Agent of written notice from Cyber and KI Equity of the closing of the Financing, or (b) midnight on the date that is the third business days following the Closing (or such later time as mutually agreed to by the Company, Cyber and KI Equity, but not more than ten (10) business days following the Closing).

1.3    Distribution of Escrow Documents Upon Closing of the Financing. Upon receiving notice of the closing of the Financing as provided in Section 1.2(a), the Escrow Agent shall promptly (a) deliver the certificates representing the Shares to Cyber, (b) deliver to the Shareholders the certificates representing the Preferred Shares to be received by them in the Transaction, and (c) destroy the Resignations and the Consent.

1.4    Distribution of Escrow Documents Upon Rescission. Upon the occurrence of a Rescission, the Escrow Agent shall promptly (a) deliver to the Company and the Shareholders the certificates representing the Shares, (b) deliver to Cyber the certificates representing the Preferred Shares, and (c) deliver to Cyber the Resignations and the Consent. For purposes of this Escrow Agreement, the Escrow Agent may deem a Rescission to have occurred at the conclusion of the third business day following the Closing if it has not received either (a) the notice of closing of the Financing as provided in Section 1.2(a), or (b) agreement in writing from each of the Company, Cyber and KI Equity that the Escrow Period has been extended to a period ending no later than ten (10) business days following the Closing.

2.    Appointment of Escrow Agent

2.1    Appointment of Escrow Agent. The Escrow Agent is hereby appointed as escrow agent under this Escrow Agreement. The Escrow Agent agrees to accept delivery of the Escrow Documents, to hold such Escrow Documents in accordance with this Escrow Agreement and to release the Escrow Documents as provided in this Escrow Agreement.

3.    Terms of Escrow.

3.1    Other Releases from Escrow. Prior to the termination of the Escrow Period, the Escrow Agent shall hold the Escrow Documents in trust and undelivered until the Escrow Agent is required to effect the release of the Escrow Documents pursuant to Section 1.3 or 1.4 above, as the case may be, or until the Escrow Agent receives:

3.1.1    a written direction signed by each of Company, Cyber and KI Equity to release the Escrow Documents or part thereof as set forth in such written notice; or

3.1.2    a copy of an order of a court of competent jurisdiction in a final determination instructing the Escrow Agent to act in a certain manner, which order has been certified by the United States District Court for the Southern District Court of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California as having been filed with such court (a “Court Order”), and upon receipt of the Court Order, the Escrow Agent shall release part or all of the applicable Escrow Documents in accordance with and to the party or parties named in the Court Order. For purposes of this subparagraph, the phrase “a final determination” means the final decision after all appeals have been exhausted, or the time to file an appeal has expired without a notice of appeal having been filed, as the case may be.

3.2    Dispute Procedure. If the Escrow Agent receives a notice from any party disputing the release or proposed release of any Escrow Documents then the Escrow Agent shall continue to hold the applicable Escrow Documents or part thereof which is the subject of the dispute in escrow and shall not release it from escrow until the Escrow Agent has received:

3.2.1    a written notice signed by KI Equity, Cyber and the Company stating that the dispute has been settled and directing the Escrow Agent to deliver the Escrow Documents or part thereof to the party set out in the notice; or

3.2.2    a Court Order ordering it to deliver such Escrow Documents or part thereof applicable to the party set out in the Court Order;

whereupon the Escrow Agent shall deliver such Escrow Documents as so directed or ordered, as the case may be.

3.3    Escrow Agent’s Duties.

3.3.1    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed and presented in accordance with the terms of this Escrow Agreement by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment.

3.3.2    The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

3.3.3    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

3.3.4    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Escrow Agreement or any property deposited with the Escrow Agent.

3.3.5    In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence, fraud, willful misconduct or breach of this Escrow Agreement on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any signatory’s authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Escrow Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement. Without limiting the foregoing, in no event will Escrow Agent be responsible for any damages in excess of the reasonable costs of replacing or providing alternative documentation to the Escrow Documents.

3.3.6    If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Escrow Documents and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court the Escrow Documents held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Escrow Agreement.

3.3.7    Except as otherwise provided herein, the Company, Cyber and KI Equity (and their respective successors and assigns) jointly and severally agree to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Escrow Agreement in accordance with the terms hereof, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter.

3.3.8    The Escrow Agent may resign at any time upon giving at least five (5) days written notice to Cyber, KI Equity and the Company; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Cyber and the Company shall use their best efforts to mutually agree on a successor escrow agent as soon as reasonably practicable after receiving such notice. If Cyber and the Company fail to agree upon a successor escrow agent within five (5) days of receiving notice of the resignation of the Escrow Agent, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California, but may not appoint any respective escrow agents that Cyber or the Company suggested to the other, but were declined by the other party. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Escrow Agreement; provided, however, that in the event of the resignation or replacement of the Escrow Agent pursuant to this Section 3.3.8, Escrow Agent shall deliver the Escrow Documents to the successor escrow agent, in trust, and all records related to the Escrow Documents that the successor escrow agent will require to properly perform its duties under this Escrow Agreement.

3.3.9    Escrow Agent is not responsible for compliance by the Company, Cyber or KI Equity with the terms of this Agreement, the Merger Agreement or any other agreement entered into in connection with the Merger or the Equity Financing or related transactions.

3.4    Fees. There shall be no separate fees for this escrow. Rather, the Escrow Agent’s fees shall be as borne and paid entirely by the Company and will be billed to the Company based on the Escrow Agent’s standard hourly rates for time spent working on the Escrow Agreement and the actions contemplated therein as described in the engagement agreement between the Company and the Escrow Agent. In the event that the conditions of this Escrow Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Escrow Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Notwithstanding anything in this Agreement to the contrary, the obligations of the Company to pay the Escrow Agent fees as provided herein shall be assumed and paid by Cyber following the Transaction.

3.5    Conflict. Each of Cyber and KI Equity understands and acknowledges that the Escrow Agent is general outside counsel to the Company and owes the Company duties commensurate with such legal representation.

4.    Miscellaneous.

4.1    Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Escrow Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

4.2    Severability. Whenever possible, each provision of this Escrow Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Escrow Agreement.

4.3    Counterparts. This Escrow Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile signatures on counterparts of this Escrow Agreement shall be deemed original signatures.

4.4    Descriptive Headings; Interpretation. The descriptive headings of this Escrow Agreement are inserted for convenience only and do not constitute a part of the body of this Escrow Agreement.

4.5    Governing Laws. This Escrow Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Escrow Agreement shall be governed by, the laws of the State of California without giving effect to provisions thereof regarding conflict of laws. Any lawsuit brought by a party to this Escrow Agreement against any other party hereto shall be filed in the state or federal courts in Sacramento County, California.

4.6    Notices. All notices, demands, consents or other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement shall be in writing and shall be deemed to be given if delivered personally or by commercial delivery service or at the same time if sent via facsimile (with acknowledgment of complete transmission provided that a copy of such notice, demand, consent or other communication is concurrently given or delivered by one of the other permissible forms of notice hereunder) to Cyber, KI Equity, the Company, and the Escrow Agent at the respective addresses indicated below:

(a)    if to Cyber, to:

Cyber Merchants Excahnge, Inc.
Attn: Kevin R. Keating, President
936A Beachland Boulevard, Suite 13
Vero Beach, FL USA 32963
facsimile: (772) 231-5947

(b)    if to the Company, to:

Infosmart Group, Limited
A2, 18F Fortune Factory Building
40 Lee Chung Street

Chai Wan, Hong Kong
Attn: Andy Kwok
(852) 2595-0911 telephone
(852) 2558-7316 telecopy

with a copy to:

Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Attn: Kevin K. Leung, Esq.
(310) 208-1182 telephone
(310) 208-1154 telecopy

(c)    if to KI Equity, to:

Mr. Timothy J. Keating, Manager
KI Equity Partners II, LLC
5251 DTC Parkway, Suite 1090
Greenwood Village, Colorado USA 80111-2739
facsimile: (720) 889-0131

(d)    if to the Escrow Agent, to:

Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Attn: Kevin K. Leung, Esq.
(310) 208-1182 telephone
(310) 208-1154 telecopy

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

4.7    Mutual Drafting. This Escrow Agreement is the joint product of the parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto on the basis of authorship thereof.

IN WITNESS WHEREOF, the parties hereby have executed this Escrow Agreement on the date first written above.

CYBER MERCHANTS EXCHANGE, INC.

By:  /s/ Kevin R. Keating

Kevin R. Keating, President

KI EQUITY PARTNERS II, LLC

By:  /s/ Timothy J. Keating

Timothy J. Keating, Manager

INFOSMART GROUP LIMITED (“INFOSMART”)

By:  /s/ Wong Hiu Ming

Wong Hiu Ming, Director

SHAREHOLDERS:

PRIME CORPORATE DEVELOPMENTS LIMITED

By:  /s/ Sze Po Nei

Sze Po Nei, Director

/s/  Kwok Chung

Kwok Chung, Individually

/s/ Lui Sau Wan

Lui Sau Wan, Individually

HAMPTONS INVESTMENT GROUP LIMITED

By:  /s/ Hui Yan Sui

Hui Yan Sui, William, Director

ESCROW AGENT:

RICHARDSON PATEL LLP

By:  /s/ Kevin K. Leung

Name: Kevin K. Leung
Title: Partner